EXHIBIT 10.1

PATIENT SAFETY TECHNOLOGIES
& A PLUS INTERNATIONAL

SUPPLY AGREEMENT

THIS SUPPLY AGREEMENT (“Supply Agreement”) is made effective as of August 10th, 2005, by and between SURGICOUNT MEDICAL, INC., (“Buyer”), a California corporation, located at 100 Wilshire Blvd., Suite 1500, Santa Monica, California 90401, and A PLUS INTERNATIONAL INC. (“Seller”), a California corporation located at 5138 Eucalyptus Avenue, Chino, California 91710.

W I T N E S S E T H

WHEREAS, Seller and Buyer desire to enter into this Supply Agreement, which shall set forth the parties’ mutual rights and obligations with respect to the supply of Products (as hereinafter defined).

NOW THEREFORE, for good and valuable consideration, including the mutual promises contained in this Supply Agreement, the adequacy and sufficiency of which are hereby acknowledged, Seller and Buyer mutually agree as follows:

1.  Supply of Products. During the term of this Supply Agreement, Buyer agrees to purchase from Seller, and Seller agrees to manufacture and sell to Buyer, certain disposable bar coded medical products, more particularly listed on Exhibit A, attached hereto and incorporated herein by this reference (hereinafter the “Products”).

2.  Term. This term of this Supply Agreement shall commence on the date first set forth above and be effective for a period of five (5) years (“Initial Term”), unless terminated earlier as set forth below. Thereafter, this Supply Agreement shall automatically be renewed for successive three (3) year periods.

3. Exclusive Provider. During the term of this Supply Agreement, Buyer agrees that Seller shall be the exclusive provider to Buyer of all Products that are manufactured for SurgiCount and the bar coded sponge counting systems. Should Seller fail to meet the terms and conditions of this agreement or any other mutually pre-determined criteria for pricing thresholds, quality standards or service levels, Buyer will be able to remedy the problem with Seller in a reasonable time period or seek additional providers of the dressing products.

4. Exclusive Supplier. During the term of this Supply Agreement, Seller shall not manufacture, distribute or otherwise supply any bar coded Products manufactured in China for any third party except for Buyer.

5. Demand Projections / Price Projections. Upon the execution of this Supply Agreement, and every twelve (12) months during the term, Buyer shall provide Seller with projections of the maximum/minimum levels required by Buyer, provided, however, Buyer shall not be bound to purchase the inventory projected by Buyer but shall make a good faith effort to purchase in line with its projections. Notwithstanding the foregoing, should Buyer terminate this Agreement without cause pursuant to the first sentence of Paragraph 8 below, Buyer agrees to purchase all products covered by this Agreement that are (a) in Seller’s inventory or the inventory of a Seller supplier on the date of notice of termination, (b) in transit to or from a Seller facility on the date of notice of termination, (c) work in process at Seller or an Seller supplier on the date of notice of termination, or (d) on order from a Seller supplier on the date of notice of termination, provided, however, that Buyer’s obligation to purchase products under this Paragraph shall not exceed an amount equal to the greater of (1) Buyer’s actual purchases during the six-month period prior to the date of notice of termination, or (2) one half of Buyer’s most recent 12-month projection as provided to Seller under Paragraph 5 hereof. The pricing schedule for Buyer will be based on the bulk / sterile price points for Traditional Dressings. These “base” prices will be impacted by the equipment cost / labor associated with the manufacturing protocol which will include heat presses and “online” scanning. The data matrix tags will be supplied by Buyer.

6. Shipment of Goods. Seller shall ship the Products to Buyer on such schedules and to such destinations as requested by Buyer, at Seller’s sole cost and expense, FOB destination.

7. Invoice. Seller shall invoice Buyer for Products upon delivery of Products according to the purchase orders of Buyer. Payment terms for Buyer are net 30 days from delivery of Products to Buyer or date of the invoice to Buyer, whichever is later.

8. Termination. Either party may terminate this Supply Agreement without cause at any time after eight (8) years (the Initial Term and automatic renewal period) upon delivery of ninety (90) days prior written notice. If either party shall, at any time during the term of this Supply Agreement, materially breach any obligation hereunder and such breach shall not be cured within ten (10) days after written notice from the non-breaching party specifying the nature of the breach, the non-breaching party may terminate this Supply Agreement immediately upon expiration of such cure period. Termination or expiration of this Supply Agreement, however, shall not relieve either party of the obligations contained in Paragraph 9. Upon termination or expiration, both parties shall promptly return to the other all documents, plans, drawings and writings of any kind delivered to or derived from the other's Confidential Information.

9.	Confidentiality.

(a)	This Supply Agreement and any provisions hereto shall remain strictly confidential between the parties.

(b)
After the execution of this Supply Agreement by both parties, Seller and Buyer may arrange to exchange certain confidential technology relating to the design and development of bar coded products for the healthcare industries, as well as certain other confidential information and know-how relating to immediate manufacturing requirements of Buyer and relating to special long-range objectives of the parties (hereinafter collectively called "Confidential Information"). Confidential Information may include, without limitation, product specifications, manufacturing processes and techniques, and other technical, design, financial, business, marketing or customer information. Each party shall have the absolute right to determine what Confidential Information it shall disclose and each party shall be under no obligation to disclose any particular area of activity or research.

(c)
For a period of two (2) years from the date of the termination or expiration of this Supply Agreement, the recipient party shall maintain Confidential Information in confidence and shall not itself use or disclose the same to others without the written consent of the disclosing party except when and to the extent such information either:

(i)	was known to the recipient party prior to the disclosure thereof by the disclosing party as evidenced by written records in the recipient party's possession; or

(ii)	is, or shall become, other than by act or omission on the recipient party's part, generally available to the public; or

(iii)	is lawfully made available to the recipient party by a third party with no obligation of confidentiality to the disclosing party.

(d)	Neither party shall disclose to any third party the fact that the other party is working in this area, or the specifics of the other party's work, without the prior written consent of the other party.

(e)
Each party shall take normal and reasonable safeguards with respect to Confidential Information, including limiting the employees who receive such Confidential Information and providing them with only such information as they need and providing adequate safeguard protection for all documents, plans, drawings and writings. Both parties may disclose to their sub-contractors and/or materials or component suppliers so much of the Confidential Information received from each other as is necessary to enable them to accomplish the purposes of this Supply Agreement; provided that such sub-contractors and/or materials or component suppliers are obligated in writing to them to hold such information in confidence and to not use such information, except as authorized.

(f)
Seller and Buyer shall promptly disclose to one another any inventions or improvements which are conceived or made by any employees during the life of this Supply Agreement, which inventions or improvements incorporate or rely on Confidential Information of the non-inventing party which, at the time said inventions or improvements were conceived or made, the party conceiving such invention was obligated to hold in confidence in accordance with Paragraph 8 hereof.

(g)	No rights or licenses under any patent or under the Confidential Information are granted hereunder by either party to the other party.

10. Notices. Any notice required to be given hereunder shall be in writing (unless specifically provided to the contrary in this Supply Agreement), addressed to each party at the last known address of its principal place of business, which at the time of execution of this Supply Agreement is as follows:

To Buyer:                              SurgiCount Medical, Inc.
c/o Patient Safety Technologies, Inc.
100 Wilshire Boulevard, Suite 1500
Santa Monica, CA 90401
Attn: Vice President - Supply Chain

To Seller:                               A Plus International Inc.
5138 Eucalyptus Avenue
Chino, California 91710
Attn: Bill Adams, Director of Marketing

Notices shall be deemed given when personally delivered, or mailed certified mail, postage prepaid, return receipt requested, or consigned to a private overnight delivery service. A party may change its address to which notices are to be sent by written notice to the other party, and such changed address shall be effective ten (10) days after the giving of notice thereof.

11. Time of the Essence. Time is of the essence for the performance of all the obligations of the parties under this Supply Agreement, including without limitation, the delivery of Products to Buyer according the delivery schedules set forth in each purchase order.

12. Headings; Entire Agreement. The headings of this Supply Agreement are provided for convenience of reference only, and are not an integral part of this Supply Agreement and shall not affect its construction or interpretation. This Supply Agreement embodies the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersedes all previous understandings, agreements, negotiations, commitments, or any other writings or communications with respect to such matter. If any terms of any purchaser order conflict with any term of this Supply Agreement, this Supply Agreement shall control. This Supply Agreement may only be amended by written agreement of the parties.

13. Applicable Law and Jurisdiction. This Supply Agreement is made under, governed by and shall be interpreted solely under the laws of the State of California, without regard to any choice of law provisions of the State of California. In addition to any other proper forum, suit to enforce this Supply Agreement may be brought in Los Angeles County, California regardless of the place of business of Seller and Seller hereby consents to personal jurisdiction in Los Angeles County, California.

14. Assignment, Successors, and No Third-Party Rights. The rights and obligations of the parties under this Supply Agreement shall benefit and be binding upon the successors and assigns of each party, including any entity with which said party may merge or consolidate or to which all or substantially all of its assets may be transferred. Nothing expressed or referred to in this Supply Agreement will be construed to give any person other than the parties to this Supply Agreement any legal or equitable right, remedy, or claim under or with respect to this Supply Agreement or any provision of this Supply Agreement. This Supply Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Supply Agreement and their successors and permitted assigns.

15. Relationship of the Parties. Seller is only an independent contractor and supplier to Buyer. This Supply Agreement does not in any manner or for any purpose create a partnership, joint venture, or employment relationship.

IN WITNESS WHEREOF, the parties hereto have caused this Supply Agreement to be executed by its duly authorized representative.

[Signatures on following page]

SELLER:		BUYER:

A PLUS INTERNATIONAL INC.		SURGICOUNT MEDICAL, INC.
8/17/05

By:	/s/ David Lee	By:	/s/ Milton Ault
Printed Name:	David Lee	Printed Name:	Milton C. Ault, III
Title:	Vice President	Title:	CEO

PATIENT SAFETY TECHNOLOGIES, INC.

		By:	/s/ Milton Ault
		Printed Name:	Milton C. Ault, III
		Title:	Chairman & CEO

Exhibit A
(Products)

ITEM

Bar Coded gauze sponges

Bar Coded laparotomy sponges

Bar Coded O.R. towels

Bar Coded specialty sponges